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Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated October 24, 2003 (except for Note 6 and Note 8, as to which the date is November 19, 2003) accompanying the consolidated financial statements of Spescom Software Inc. (formerly Altris Software Inc.) appearing in the 2003 Form 10-K for the year ended September 30, 2003, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

Irvine, California
December 7, 2004

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS